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                           EXHIBIT 21

             STIFEL FINANCIAL CORP. AND SUBSIDIARIES

           SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)



                               STATE OF           NAMES UNDER WHICH
NAME                        INCORPORATION       SUBSIDIARY DOES BUSINESS
----                        -------------       ------------------------
Stifel, Nicolaus &             Missouri    Stifel, Nicolaus & Company,
  Company, Incorporated                      Incorporated

Alliance Realty Corp.          Missouri    Alliance Realty Corp.

Century Securities             Missouri    Century  Securities Associates, Inc.
  Associates, Inc.

Stifel, Nicolaus               Arkansas    Stifel, Nicolaus Insurance
  Insurance Agency, Inc. (2)                 Agency, Inc.

S-N Capital Corp. (2)          Missouri    S-N Capital Corp.

Stifel Insurance Agency -      Ohio        Stifel Insurance Agency - Ohio, Inc.
  Ohio, Inc. (4)

Stifel Venture Corp.           Missouri    Stifel Venture Corp.

Pin Oak Capital, Ltd. (3)      Missouri    Pin Oak Capital, Ltd.

Stifel Asset Management Corp.  Missouri    Stifel Asset Management Corp.

Todd Investment Advisors,      Kentucky    Todd Investment Advisors, Inc.
  Inc. (3)




(1) Does not include corporations in which registrant owns 50 percent or less of the stock.
(2)    Wholly  owned  subsidiary  of Stifel, Nicolaus & Company,
        Incorporated.
(3)    Wholly  owned subsidiary of Stifel Asset Management Corp.
(4)    Majority owned  subsidiary of Stifel, Nicolaus & Company,
        Incorporated.